EXHIBIT 99.1

The Hallwood Group Incorporated

3710 Rawlins, Suite 1500 • Dallas, Texas 75219 • 214.528.5588 • Fax: 214.323.0233

FOR IMMEDIATE RELEASE

Contact:	Richard Kelley, Chief Financial Officer
800.225.0135 • 214.528.5588

HALLWOOD GROUP REPORTS RESULTS FOR THE

SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2012

Dallas, Texas, August 14, 2012 — The Hallwood Group Incorporated (NYSE MKT-HWG) today reported results for the second quarter and six months ended June 30, 2012.

For the 2012 second quarter and six month periods, the Company had a net loss of $1.2 million, or $(0.80) per share, compared to a net loss of $3.5 million, or $(2.31) per share, in 2011 on revenue of $37.2 million and $36.7 million, respectively. For the six months ended June 30, 2012, the net loss was $10.8 million, or $(7.07) per share, compared to a net loss of $4.5 million, or $(2.97) per share, in 2011 on revenue of $73.1 million and $63.5 million, respectively.

Following is a comparison of results for the 2012 and 2011 periods:

Operating Income (Loss). The operating income (loss) for the 2012 and 2011 second quarter was $(1.8) million and $(5.2) million, respectively. For the 2012 and 2011 six month periods ended June 30, 2012 and 2011, operating income (loss) was $(16.2) million and $(6.8) million, respectively.

Brookwood’s textile products sales of $37.2 million increased by $0.5 million, or 1.3%, in the 2012 second quarter, compared to $36.7 million in 2011. Sales for the 2012 six month period of $73.1 million increased by $9.6 million, or 15.1%, compared to $63.5 million in 2011. The increases in 2012 were principally due to an increase in sales of specialty fabric to U.S. military contractors as a result of increases in orders from the military to Brookwood’s customers, partially offset by reduced sales in its other market segments. Military sales accounted for $19.6 million and $41.2 million in the 2012 second quarter and six month periods, compared to $20.2 million and $30.4 million in 2011, respectively. The military sales represented 52.6% and 55.1% of Brookwood’s net sales in the 2012 and 2011 second quarters, respectively, and 56.4% and 47.9% in the 2012 and 2011 six month periods, respectively. Military sales have historically been cyclical in nature. Costs and expenses incurred by Brookwood in its successful defense of the Nextec litigation were $1,741,000 and $3,409,000 for the 2012 second quarter and six month periods and $791,000 and $844,000 for the 2011 second quarter and six month periods, respectively. While subject to potential appeal, on June 1, 2012, the Court ruled from the bench that, while Nextec’s patents were valid, Brookwood had not infringed any of the patents in the lawsuit.

As previously disclosed, the 2012 first quarter results included an additional charge of $13.2 million as a result of the decision issued by the United States District Court on April 24, 2012 in which it entered a final judgment (the “Judgment”) substantially adopting the proposed findings that the Bankruptcy Court issued in July 2011 in the Adversary Proceeding. The Company satisfied the Judgment, including prejudgment and postjudgment interest, in two payments; $3,774,000 on May 4, 2012 and $17,947,000 on May 9, 2012. In addition, the Company will be

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required to pay certain court costs and attorneys’ fees incurred by the plaintiffs. The parties settled the amount of court costs for approximately $101,000, which is expected to be paid on or before August 28, 2012. While the Company will be required to pay some additional amount of money to the plaintiffs as compensation for their attorney fees related to the breach of contract claim they prosecuted against the Company, the amount and timing of that payment are currently unresolved and will be determined by the Bankruptcy Court. In addition, the Company is in the process of appealing to the Fifth Circuit Court of Appeals the portions of the Judgment awarding a combined $17,947,000 on the plaintiffs’ tort claims.

Other Income (Loss). Other income (loss) consists of interest expense, and interest and other income. Other income (loss) was $(111,000) and $(135,000) in the 2012 second quarter and six month periods, respectively, compared to a loss of $(10,000) and $(19,000) for the 2011 second quarter and six month periods. The interest expense component relates to Brookwood’s revolving credit facilities and Hallwood Group’s loan with Hallwood Family (BVI), L.P., which was entered into in May 2012.

Income Tax Expense (Benefit). For the 2012 second quarter, income tax benefit was $0.7 million, which included a $1.0 million current federal tax expense, a $1.7 million noncash deferred federal tax benefit, and an $22,000 state tax benefit, compared to the 2011 second quarter, income tax benefit was $1.7 million, which included a current federal tax expense of $780,000, a noncash deferred federal tax benefit of $2.6 million, and a state tax expense of $114,000.

For the six months ended June 30, 2012, the income tax benefit was $5.6 million, which included a current federal tax benefit of $8,000, a noncash $5.6 million deferred federal tax benefit and a state tax benefit of $11,000. For the six months ended June 30, 2011, the income tax benefit was $2.3 million, which included a current federal tax expense of $190,000, a noncash deferred federal tax benefit of $2.6 million and a state tax expense of $120,000.

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The following table sets forth selected financial information for the three months and six months ended June 30, 2012 and 2011.

THE HALLWOOD GROUP INCORPORATED

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenue	$37,182	$36,699	$73,061	$63,468

Operating income (loss)	$(1,787)	$(5,248)	$(16,225)	$(6,819)
Other income (loss)	(111)	(10)	(135)	(19)

Income (loss) before income taxes	(1,898)	(5,258)	(16,360)	(6,838)
Income tax expense (benefit)	(675)	(1,731)	(5,585)	(2,315)

Net income (loss)	$(1,223)	$(3,527)	$(10,775)	$(4,523)

PER COMMON SHARE:
BASIC
Net loss	$(0.80)	$(2.31)	$(7.07)	$(2.97)

Weighted average shares outstanding	1,525	1,525	1,525	1,525

DILUTED
Net loss	$(0.80)	$(2.31)	$(7.07)	$(2.97)

Weighted average shares outstanding	1,525	1,525	1,525	1,525

Certain statements in this press release may constitute “forward-looking statements” which are subject to known and unknown risks and uncertainties including, among other things, certain economic conditions, competition, development factors and operating costs that may cause the actual results to differ materially from results implied by such forward-looking statements. These risks and uncertainties are described in greater detail in the Company’s periodic filings with the SEC.

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